EXHIBIT 10.24

June 1, 2003


Wilf Shorrocks

Peak Entertainment

Derbyshire, England

United Kingdom

RE: Monster in My Pocket--LETTER OF INTENT


Dear Wilf:

In consideration of the mutual covenants contained herein and for good and valuable consideration, the following sets forth the terms of the agreement between Mainframe Entertainment, Inc ("MFE") and Peak Entertainment ("Licensor").Subject to the terms hereof, MFE will have the exclusive and irrevocable right to produce a series ("Series"), special for television and/or direct-to-video ("Special") and/or television movie ("MOW") (sometimes collectively referred to as "Program") based on the series of toys, and all characters, titles, concepts, copyrights, trademarks and stories therein, entitled "Monster in my Pocket" ("Property"). All fees and payments below include all third parties associated with Licensor.

1. TERMS & RIGHTS: In consideration of MFE's development services (including pitch proposal and MFE funding of twenty-five percent (25%) of the mutually-approved, actual "hard cost", no-overhead budget of a 1-3 minute promotional video incorporating some MFE graphics and Licensor's previously-produced animated content), MFE will have the exclusive rights in Canada, commencing immediately and expiring in eighteen (18) months (the "Term"), to pitch and sell one or more Programs utilizing the stories, artwork, characters, title and all other creative elements which appear in the Property, as well as exploit any and all ancillary rights to such Program(s), including without limitation video rights, sequels and spinoff rights and other derivative work rights, licensing and merchandising rights (subject to paragraph 3 below) and publishing rights. In addition, and in further consideration of MFE's development services, MFE will be attached as the producer and animation studio for the Program(s), and shall, at a minimum, provide all production services with the exclusion of script writing, storyboards, and mutually-approved post-production services. In addition, MFE shall serve as the merchandise licensing partner in the United States, subject to paragraph 3 below, on the Program(s), and shall jointly distribute United States broadcasting rights with Licensor. The Term will be automatically extended without payment for the duration of a development deal with a third party exhibitor or other third party financier in which Canadian rights are included. Licensor shall have the right of reversion of all underlying rights granted herein five years following the completion of the master of the last Episode, subject to those rights in the Property necessary to permit MFE to distribute and exploit the existing Episodes in Canada in perpetuity in all media in accordance with the terms of this Agreement.

2. DISTRIBUTION PROCEEDS: MFE shall contribute twenty percent (20%) and Licensor shall arrange for eighty percent (80%) of the mutually-approved production budget of the Program(s), with payments by Licensor to MFE to be remitted according to a mutually-approved cash flow production schedule. Licensor and MFE shall mutually approve the budget of the Program(s). MFE shall own and control all distribution rights in Canada on a "flat, buyout" basis, with the exception of licensing and merchandising rights per paragraph (3) below, and shall recoup its twenty percent budgetary contribution to the Program solely out of its Canadian rights. Licensor shall recoup its eighty percent budgetary contribution solely out of the world excluding Canada, subject to the terms herein. With regard to distribution in the United States, Licensor and MFE shall jointly pitch all U.S. television broadcasters, and MFE shall be entitled to a distribution fee of 7.5% of 100% of gross distribution revenues (reduced to 5% in the case of the WB Network) for all television broadcast sales in that territory,. MFE will also be the distributor of any sequels or spin-offs from the Programs on the same terms and conditions contained herein.

3. MERCHANDISE LICENSING PROCEEDS: Licensor shall serve as the worldwide master worldwide licensor for the Property, provided, however, that a) MFE shall serve as the Licensing and Merchandising agent in Canada and shall deduct from gross licensing revenues derived from Canada a licensing agency fee of 35% of 100% of such gross licensing revenues, inclusive of costs, and b) Licensorwill administer Licensing and Merchandising rights in the United States in partnership with MFE and MFE shall be entitled to deduct or otherwise receive 20% of 100% of such gross licensing revenues, with such fee reduced to a floor of 5% if Licensor contracts with Warner Bros. Consumer Products division or any other licensing division of a broadcaster of such standing (mutually agreed by both parties) for United States Licensing rights. Provided further, however, that with regard to the master toy license for the Property, should such master toy license for the Property be concluded with a United States-based toy manufacturer (including, without limitation, Hasbro, Mattel, Playmates and Jakks Pacific), then MFE licensing agency fee noted above shall be reduced to 7.5% of 100% of gross licensing revenues derived from such master toy license. Proceeds from merchandise licensing will not be cross collateralized with distribution proceeds.

4. PRODUCING SERVICES: MFE shall receive a Presentation credit and corporate logo in the end titles, plus two (2) executive producer credits.

5. CREATIVE CONTROL: The development materials will be completed within a six
(6) month period following execution of this Agreement. Any changes to and or revisions to development materials shall be mutually approved by Licensor and MFE. The contributions made to development shall be reimbursed to MFE from the Budget of the initial Program and be repaid on the first day of key animation of any production based on the Property. Should Licensor make substantial use of the development materials created by MFE in another Series, Licensor shall pay to MFE, in the first day of key animation of any production of any Series based on the Property, all actual, out-of-pocket amounts advanced by MFE for the development of the Property, provided, however, that in no case shall such amount exceed US$30,000.00 without mutual approval of the parties. Approval will be deemed given or consultation rights will be deemed exercised if MFE does not receive Licensor's comments within five (5) days from the day Licensor receives the materials. Licensor's approval rights are subject to network approval and won't be exercised in such a way as to increase subject or delay schedule. MFE has all financial controls, and all final creative controls other than as specified above.

Licensor represents and warrants that it owns and controls all rights to the Property necessary to enter into this Agreement, and Licensor agrees to indemnify and hold harmless MFE form all liabilities, damages, judgments etc. arising from breach of this representation and warranty. This Agreement shall be governed by the always of British Columbia and the federal laws of Canada applicable therein, and the parties hereby irremovably attorn to the exclusive jurisdiction of the courts of British Columbia. This letter of intent shall constitute an enforceable agreement between the parties on the terms hereof, however, it is understood and acknowledged that this is not a long form agreement and does not evidence all the terms and conditions customarily contained in a long-form agreement. The parties reserve their respective rights regarding the negotiation and agreement of such customary terms of a long-form agreement.


Mainframe Entertainment Inc.        Peak Entertainment

By:      /s/                        By:     /s/
      --------------------               ----------------------

Its      CEO                        Its     CEO
      --------------------               ----------------------

Date     6/6/03                     Date    6.6.2003
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